UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	April 28, 2014

IMH Financial Corporation
(Exact name of registrant as specified in charter)

Delaware	000-52611	23-1537126
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7001 N. Scottsdale Rd., Suite # 2050 Scottsdale, Arizona		85253
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:	480-840-8400

N/A
______________________________________________
Former name or former address, if changed since last report

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
As previously reported, on or about November 25, 2013, IMH Financial Corporation (“IMH” or the “Company”) received Final Approval of the Class Action Settlement (the “Settlement”) when the Delaware Supreme Court dismissed the last remaining appeal. Under the terms of the Settlement, we offered to Class members: 1) up to $20.0 million of 4% five-year subordinated unsecured notes to members of the Class in exchange for up to approximately 2.5 million shares of our common stock at an exchange rate of one share per $8.02 in subordinated notes (“Exchange Offering”); and 2) up to $10.0 million of convertible notes to Class members that are accredited investors, with the same financial terms as the convertible notes previously issued to NW Capital (“Rights Offering”). We commenced the Exchange Offering and the Rights Offering on February 12, 2014, which remained open for 25 business days and were closed for subscription on March 20, 2014. Following the review of certain documentation submitted by participating shareholders that required additional administrative attention, as well as the coordination and execution of final documents, we completed the issuance of notes under the Exchange Offering and the Rights Offering on April 28, 2014. The final amount of settlement loss resulting from these transactions is not expected to vary materially from the amount previously reported in Form 10-K for the period ended December 31, 2013. The final results of the offerings were as follows:

Exchange Offering
Based on the final results of the Exchange Offering, 1,268,675 shares were exchanged by existing shareholders for Exchange Offering notes with a face value of approximately $10.2 million and a nominal cash payment to participants in lieu of note issuance for fractional interests. The amount of shares exchanged and the related Exchange Offering Notes were recorded by the Company at fair value. Based on the fair value assessment performed by management, the fair value of the Company’s common stock was deemed to be approximately $4.12, or 49% lower than the $8.02 per share being paid under the Exchange Offering, which was recorded as treasury stock.

Based on the fair value assessment performed by management, the estimated fair value of the Exchange Offering notes was approximately $6.4 million (as compared to the face amount of $10.2 million), resulting in a discount of the Exchange Offering notes of $3.8 million. The difference between the fair value of the Exchange Debt under GAAP and its actual face amount was recorded as a debt discount by the Company, which will be amortized as an adjustment to interest expense using the effective interest method over the term of the Exchange Offering notes.

Rights Offering
Based on the final results of the Rights Offering, we issued Rights Offering notes totaling approximately $70 thousand to participating shareholders. The notes issued under the Rights Offering were recorded by the Company at their fair value. Based on the fair value assessment performed by management, the estimated fair value of the Rights Offering Notes was $96 thousand (as compared to the face amount of $70 thousand). The difference between the fair value of the Rights Offering notes and its actual face amount totaling $26 thousand was recorded as a debt premium by the Company which will be amortized as a reduction of interest expense using the effective interest method over the term of the notes.

As required disclosure under Rule 135c of the Securities Act of 1933, as amended (the “Act”), neither of the offerings referred were registered under the Act and were offered only pursuant to an applicable exemption from the registration requirements of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 30, 2014	IMH FINANCIAL CORPORATION

	By:	/s/ William Meris

William Meris
President